Exhibit 99.1

Lennox International reports $0.12 EPS from continuing operations for first quarter;
reaffirms full-year earnings guidance

     (DALLAS, TX – April 27, 2005) — Lennox International Inc. (NYSE:LII) today announced its results for the first quarter of 2005.

     Revenue from continuing operations increased 5% to $700.3 million. In constant currencies, sales were up 4%. Income from continuing operations was $7.5 million, or $0.12 per share, compared to a loss from continuing operations of $177.7 million last year. Adjusting for the $185.1 million after-tax goodwill impairment charge taken in Q1 of 2004, income from continuing operations in last year’s first quarter was $7.4 million, or $0.13 per share.

     LII incurred $1.1 million in after-tax discontinued operations charges in the first quarter related to last year’s divestiture of 48 Service Experts service centers, resulting in net income of $6.4 million, or $0.10 per share.

     Cash provided by operating activities of continuing operations was $38.0 million in the first quarter, $13.6 million was invested in capital expenditures, and the balance in the company’s asset securitization program increased by $5.0 million. As a result, the company generated strong free cash flow of $19.4 million. At March 31, 2005 LII’s total debt of $309.2 million was $56.2 million below the same time the prior-year.

     “In the first quarter of the year, typically the seasonally weakest quarter for us, LII’s financial results are tracking to our internal expectations,” said Bob Schjerven, chief executive officer. “We are realizing meaningful improvement from the price increases we have implemented, which largely offset the approximately $21 million in material cost inflation we experienced in the quarter. A shift in mix toward less profitable markets, however, negatively affected margins, particularly in our residential businesses. Our initiatives to improve Service Experts’ performance are taking hold and we continue to expect this segment to be modestly profitable this year.”

     The company reaffirmed its guidance for earnings per share of $1.50 to $1.60 in 2005 – an 8% to 15% improvement over its 2004 performance. Revenue growth for the year is expected to be in the mid-single digits.

Business segment highlights

     Heating & Cooling: First quarter revenue in the Residential Heating & Cooling segment increased 6% to $342.7 million, driven primarily by the Lennox brand and the hearth products business. Sales adjusted for foreign exchange were up 5%. Residential Heating and Cooling segment profit was $29.6 million, down from $32.6 million last year, with operating margins declining from 10.1% in last year’s first quarter to 8.6% this year. Mild temperatures in the Midwest and Northeast resulted in a sales skew to more price-competitive Southern markets. In addition, the sales mix shifted away from more profitable replacement business toward new construction business. The company incurred approximately $2 million in higher warranty and product liability costs, primarily due to revaluing warranty reserves based on higher material input costs.

     Industry demand for Commercial Heating & Cooling equipment is improving in the domestic market, and LII continues to outperform the market in this segment. Revenue in the first quarter increased 16%, or 14% adjusted for foreign exchange, to $126.2 million. Segment profit increased sharply from $1.4 million last year to $4.7 million this year, with operating margins improving by 240 basis points to 3.7%, due to higher sales volumes and improved pricing.

     Service Experts: Sales for continuing operations were down 2%, or 3% when adjusted for currency fluctuations, to $135.9 million. The segment had an operating loss of $6.3 million in the first quarter, compared with an $7.7 million loss the prior year, reflecting a reduction in fixed expenses.

     Refrigeration: Revenue rose 2%, but was flat in constant currencies. Segment profit declined from $10.6 million last year to $8.9 million this year, with operating margins declining to 8.0% from 9.7% in the prior year due to weaker performance in the company’s international businesses.

Conference Call

     A conference call to discuss the company’s first quarter results will be held on Thursday, April 28 at 9:30 a.m. (CDT). To listen, please call the conference call line at 651-291-0344 ten minutes prior to the scheduled start time and use reservation number 778269. The number of connections for this call is limited to 200. This conference call will also be webcast on Lennox International’s web site at http://www.lennoxinternational.com.

     If you are unable to participate in this conference call, a replay will be available from 3:00 p.m. April 28 through May 05, 2005 by dialing 800-475-6701, access code 778269. This call will also be archived on the company’s web site.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties — including the impact of higher raw material prices, our ability to implement price increases for our products and services, and the impact of unfavorable weather on the demand for our products and services — that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox International’s publicly available filings with the Securities and Exchange Commission. Lennox International disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005 and 2004
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2005	2004
NET SALES	$700.3	$664.0
COST OF GOODS SOLD	478.5	438.4

Gross Profit	221.8	225.6
OPERATING EXPENSES:
Selling, general and administrative expense	204.3	206.3
Goodwill impairment	—	208.3

Operational income (loss) from continuing operations	17.5	(189.0)
INTEREST EXPENSE, net	5.5	7.5
OTHER EXPENSE	0.1	0.3

Income (loss) from continuing operations before income taxes	11.9	(196.8)
PROVISION FOR (BENEFITS FROM) INCOME TAXES	4.4	(19.1)

Income (loss) from continuing operations	7.5	(177.7)

DISCONTINUED OPERATIONS
Loss from operations of discontinued operations	1.6	20.1
Income tax benefit	(0.4)	(3.7)
Loss on disposal of discontinued operations	0.1	—
Income tax benefit	(0.2)	—

Loss from discontinued operations	1.1	16.4

Net income (loss)	$6.4	$(194.1)

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$0.12	$(2.98)
Diluted	$0.12	$(2.98)
LOSS PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.02)	$(0.28)
Diluted	$(0.02)	$(0.28)
NET INCOME (LOSS) PER SHARE:
Basic	$0.10	$(3.26)
Diluted	$0.10	$(3.26)

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

SEGMENT REVENUES AND OPERATING PROFIT
For the Three Months Ended March 31, 2005 and 2004
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2005	2004
Net Sales
Residential	$342.7	$324.3
Commercial	126.2	108.9

Heating and Cooling	468.9	433.2
Service Experts	135.9	138.9
Refrigeration	111.9	109.2
Eliminations	(16.4)	(17.3)

	$700.3	$664.0

Segment Profit (Loss) (A)
Residential	$29.6	$32.6
Commercial	4.7	1.4

Heating and Cooling	34.3	34.0
Service Experts	(6.3)	(7.7)
Refrigeration	8.9	10.6
Corporate and other	(19.3)	(16.4)
Eliminations	(0.1)	(1.2)

Segment Profit	17.5	19.3
Reconciliation to income (loss) from continuing operations before income taxes
Goodwill impairment	—	208.3
Interest expense, net	5.5	7.5
Other expense	0.1	0.3

	$11.9	$(196.8)

(A)	Segment profit is based upon income (loss) from continuing operations included in the accompanying consolidated statements of operations excluding Goodwill Impairment.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of March 31, 2005 and December 31, 2004
(in millions, except share data)

ASSETS

	March 31,	December 31,
	2005	2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$84.2	$60.9
Accounts and notes receivable, net	450.2	472.5
Inventories	275.8	247.2
Deferred income taxes	13.1	13.1
Other assets	42.4	45.9
Assets held for sale	1.2	5.1

Total current assets	866.9	844.7
PROPERTY, PLANT AND EQUIPMENT, net	236.3	234.0
GOODWILL, net	222.5	225.4
DEFERRED INCOME TAXES	82.1	82.8
OTHER ASSETS	137.3	131.7

TOTAL ASSETS	$1,545.1	$1,518.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$3.8	$6.0
Current maturities of long-term debt	36.3	36.4
Accounts payable	281.6	237.0
Accrued expenses	259.9	286.3
Income taxes payable	16.7	14.6
Liabilities held for sale	2.4	3.7

Total current liabilities	600.7	584.0
LONG-TERM DEBT	269.1	268.1
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS	14.7	14.2
PENSIONS	105.1	105.5
OTHER LIABILITIES	78.6	73.9

Total liabilities	1,068.2	1,045.7

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized, 67,005,959 shares and 66,367,987 shares issued for 2005 and 2004 respectively	0.7	0.7
Additional paid-in capital	465.1	454.1
Retained earnings	66.9	66.8
Accumulated other comprehensive loss	(7.4)	0.7
Deferred compensation	(16.0)	(18.2)
Treasury stock, at cost, 3,106,822 shares and 3,044,286 for 2005 and 2004, respectively	(32.4)	(31.2)

Total stockholders’ equity	476.9	472.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,544.7	$1,518.6

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(Unaudited, in millions, except ratio data)

Free Cash Flow From Continuing Operations

For the Three Months
Ended March 31,
2005
Net cash provided by operating activities	$36.3
Net cash used in operating activities of discontinuing operations	1.7
Purchases of property, plant and equipment	(13.6)
Change in asset securitization	(5.0)

Free cash flow from continuing operations	$19.4

Operational Working Capital – Continuing Operations

	March 31,	March 31, 2005
	2005	Trailing 12 Mo. Avg.
Accounts and Notes Receivable, Net	$450.2
Allowance for Doubtful Accounts	17.5
Asset Securitization	5.0

Accounts and Notes Receivable, Gross	472.7	$500.9
Inventories	275.8
Excess of current Cost Over Last-in, First-out	57.4

Inventories as Adjusted	333.2	326.7
Accounts Payable	(281.6)	(258.2)

Operational Working Capital (a)	524.3	569.4
Net Sales, Trailing Twelve Months (b)	3,019.0	3,019.0

Operational Working Cap. Ratio (a/b)	17.4%	18.9%

     Note: Management uses free cash flow and operational working capital, which are not defined by US GAAP, to measure the Company’s operating performance. Free cash flow and operational working capital are also two of several measures used to determine incentive compensation for certain employees.